Exhibit 10.27
Summary Description of ebank Financial Services, Inc.
Director Compensation Arrangements
As of January 23, 2006, the Company’s current compensation arrangement with the members of its Board of Directors is as follows:
Directors who are employees
Directors who are employees of the Company do not receive any additional compensation for their services as members of the Board of Directors (or as members of any committees thereof).
Non-employee directors (other than our chairman)
The Company pays non-employee directors $500 for each board meeting attended in person. No amount is paid for attendance via telephone conference at any regularly scheduled board meeting. However, to the extent a special meeting of the Board of Directors is called, any non-employee board member who attends via telephone conference is paid $100.
Additionally, each non-employee director is granted, on an annual basis, a stock option to purchase 10,000 shares of the Company’s common stock pursuant to the Company’s Stock Incentive Plan upon the condition that each such director attended at least 75% of all meetings of the Board of Directors during the Company’s previous fiscal year.
Further, the Company pays its Audit Committee Chairman $300 for each audit committee meeting attended in person and pays the other Audit Committee Members $150 for each audit committee meeting attended in person. The Company pays its Compensation Committee Members (including the Chairman of this committee) $100 for each committee meeting attended in person. No amount is paid by the Company for committee meetings where a committee member attends via teleconference.
Chairman of the Board
The Company pays its Chairman of the Board $5,000 per month in director’s fees and does pay any additional fees for meeting attendance. The Company also pays on the behalf of the Chairman of the Board certain athletic club dues (amounting to approximately $1,428 in 2005).
With respect to all directors, the Company typically does not reimburse its directors for out-of-pocket expenses they incur in connection with their attendance at meetings except for airfare.